EXHIBIT 99.1

Corporate Contact:	Investors:
Stephen G. Dance	Clay Kramer (ckramer@burnsmc.com)
ViaCell, Inc.	Media:
(617) 914-3535	Justin Jackson (jjackson@burnsmc.com)
sdance@viacellinc.com	Burns McClellan, Inc.
(212) 213-0006
ViaCell, Inc. Reports Second Quarter 2005 Financial Results
CAMBRIDGE, August 9, 2005 — ViaCell, Inc. (Nasdaq: VIAC), a clinical-stage biotechnology company dedicated to enabling the widespread application of human cells as medicine in the areas of cancer, cardiac disease, diabetes and infertility, today reported financial results for the quarter ended June 30, 2005.
Total revenues for the quarter ended June 30, 2005 were $11.4 million, an increase of $1.7 million or 18% over total revenues of $9.7 million for the same period in 2004. Revenues from the processing and storage of cord blood were $11.2 million for the quarter ended June 30, 2005, an increase of $1.9 million or 21% compared to processing and storage revenues of $9.3 million in the second quarter of 2004. The increase in processing and storage revenues was due primarily to increases in the number of cords processed during the quarter and the total number of cords stored, as well as favorable pricing. For the quarter ended June 30, 2005, the Company reported a net loss of $3.1 million, or $0.08 per basic and diluted share, compared to a net loss of $2.3 million and a net loss attributable to common stockholders of $5.7 million, or $2.10 per basic and diluted share, for the same period in 2004.
Grant and contract revenues for the quarter ended June 30, 2005 were $0.2 million, down by $0.2 million or 53% from grant and contract revenues of $0.4 million in the second quarter of 2004. The decrease in grant and contract revenues was primarily due to the cessation of grant revenues in Germany following the closure of the Company’s operations there in December 2004.
Direct costs of revenues for the quarter ended June 30, 2005 were $2.0 million, an increase of $0.1 million or 9% compared to direct costs of revenues of $1.9 million in the second quarter of 2004. The increase was due primarily to an increase in expenses for the transportation of, materials for collecting and the testing of cord blood, mainly resulting from higher volumes.
The Company recorded no royalty expense for the quarter ended June 30, 2005, whereas the Company recorded a credit of $3.8 million in the second quarter of 2004. This credit represented the reversal of a royalty liability as a result of the favorable rulings in the Company’s litigation with PharmaStem.
Research and development expenses for the quarter ended June 30, 2005 were $3.0 million, a decrease of $0.9 million or 22% compared to research and development expenses of $3.9 million for the second quarter of 2004. The decrease was primarily due to the closure of the Company’s German laboratory and the focusing of the Company’s research programs in the second half of 2004, partially offset by an increase in clinical development expenses related to the Company’s phase I trial for CB001.
Sales and marketing expenses for the quarter ended June 30, 2005 were $6.0 million, an increase of $1.2 million or 26% compared to sales and marketing expenses of $4.8 million for the second quarter of 2004. The increase in sales and marketing expenses was due to higher spending on marketing programs and an increase in staffing within the sales organization.
General and administrative expenses for the quarter ended June 30, 2005 were $3.4 million, a decrease of $0.6 million or 16% compared to general and administrative expenses of $4.0 million for the second quarter of 2004. The decrease in general and administrative expenses was primarily the result of lower costs subsequent to the restructuring that occurred in the second half of 2004. This decrease was partially offset by higher insurance and governance expenses related to being a public company.
On a pro-forma basis, assuming that all convertible preferred stock was treated as outstanding common stock and excluding the one-time reversal of a royalty expense, the net loss for the quarter ended June 30, 2005 was $3.1 million or $0.08 per share, compared with a net loss of $6.1 million or $0.22 per share for the second quarter of 2004. Please review the attached condensed consolidated statements of operations for a reconciliation of GAAP basic and diluted net loss per share to pro-forma basic and diluted net loss per share.

As of June 30, 2005, ViaCell had approximately $63.9 million in cash and marketable securities.
“ViaCell continues to show improvement in its operating results and continues to make progress in developing its therapeutic product candidates,” said Marc D. Beer, President and Chief Executive Officer of ViaCell, Inc. “In the second quarter, we were pleased with Viacord’s revenue growth, which aids the funding of our commercial and development programs.”
About ViaCell
ViaCell, Inc. is a clinical-stage biotechnology company dedicated to enabling the widespread application of human cells as medicine. The Company is developing a pipeline of proprietary product candidates intended to address cancer, cardiac disease, diabetes and infertility. ViaCell’s portfolio of proprietary technologies includes Selective Amplification technology and USSCs. The Company’s lead cord-blood derived stem cell therapy product candidate, CB001, is currently in a Phase I clinical trial. ViaCell also offers expecting families the option of preserving their baby’s cord blood stem cells through its Viacord business.
Webcast Information
Marc D. Beer, President and CEO, and Stephen G. Dance, SVP of Finance and CFO, will host a live conference call and webcast to discuss the second quarter results on August 9, 2005 at 10:00 a.m. Eastern Time. To access the live conference call by phone, dial (800) 819-9193 (United States and Canada) or (913) 981-4911 (International) and use the passcode 6530848. A webcast will also be available by accessing ViaCell’s website at http://www.viacellinc.com. A playback of the call will be available by dialing (888) 203-1112 (United States and Canada) or (719) 457-0820 (International) and providing the passcode 6530848 from approximately 1:00 p.m. Eastern Time on August 9, 2005 through 11:59 p.m. on September 11, 2005.
This press release may contain forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 and it is the Company’s intent that such statements be protected by the safe harbor created thereby. Examples of such statements include, but are not limited to, statements relating to: the purpose of a pre-clinical study of a cardiac cell therapy product candidate for generating data supporting the filing of an IND, the conduct of research to improve production and characterization of islet stem cells, the potential for NIPs-derived pancreatic islet stem cells to produce certain insulin, and the potential benefits of the Company’s product candidates. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, risks and uncertainties relating to: uncertainties inherent in anticipating the results of pre-clinical and clinical studies; adverse effects on revenues related to litigation, competition and public perception regarding the Company’s product; difficulties or delays in development, testing, regulatory approval, production and marketing of the Company’s drug candidates that could slow or prevent product approval or market acceptance; and the Company’s ability to obtain additional financing if necessary to support development and commercialization activities or unanticipated research and development costs. For further information regarding these and other risks related to the Company’s business, investors should consult the Company’s filings with the Securities and Exchange Commission, including the matters discussed under the heading “Risk Factors That May Affect Results” in the Company’s report on Form 10-K filed via EDGAR with the Commission on March 31, 2005 and in subsequent quarterly filings. ViaCell does not undertake any obligation to update forward-looking statements.
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ViaCell, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Processing and storage revenues	$11,188	$9,263	$21,163	$17,846
Grant and contract revenues	195	413	360	849

Total revenues	11,383	9,676	21,523	18,695

Operating expenses:
Cost of revenues
Direct costs	2,023	1,856	3,971	3,674
Royalty expense	—	(3,784)	—	(3,258)

Total cost of revenues	2,023	(1,928)	3,971	416

Research and development	3,026	3,889	6,602	7,875
Sales and marketing	6,034	4,776	11,525	10,430
General and administrative	3,367	4,022	6,131	7,390
Stock-based compensation	358	1,005	794	1,869
Restructuring	90	—	211	—

Total operating expenses	14,898	11,764	29,234	27,980

Loss from operations	(3,515)	(2,088)	(7,711)	(9,285)

Interest income (expense):
Interest income	458	117	773	263
Interest expense	(38)	(364)	(193)	(758)

Total interest income (expense), net	420	(247)	580	(495)

Net loss	(3,095)	(2,335)	(7,131)	(9,780)

Accretion on redeemable convertible preferred stock	—	3,316	987	6,630

Net loss attributable to common stockholders	$(3,095)	$(5,651)	$(8,118)	$(16,410)

Net loss per share:
Net loss per common share, basic and diluted	$(0.08)	$(2.10)	$(0.24)	$(6.12)
Weighted average shares used in basic and diluted net loss per share computation	37,525,892	2,696,317	33,260,595	2,681,134

Pro forma net loss per common share, basic and diluted	$(0.08)	$(0.22)	$(0.20)	$(0.46)
Weighted average shares used in pro forma basic and diluted net loss per share computation	37,525,892	28,324,392	36,397,835	28,309,209

     The non-GAAP financial measure presented below is utilized by ViaCell, Inc. management to gain an understanding of the comparative financial performance of the Company. Management believes that this non-GAAP financial measure is useful because it includes all outstanding shares of the Company, whether common or preferred, in the calculation of basic and diluted earnings per share. The presentation of this information is not meant to be considered in isolation or as a substitute for GAAP financial measures.

     Pro forma disclosure assumes all convertible preferred shares were considered as outstanding common stock and no related accretion was recorded during both periods reported. It also assumes that no royalty expense was recorded in any period reported.

Net loss attributable to common stockholders	$(3,095)	$(5,651)	$(8,118)	$(16,410)
Reversal of royalty expense	—	(3,784)	—	(3,258)
Accretion on redeemable convertible preferred stock for the period ended June 30, 2005 and 2004	—	3,316	987	6,630

Pro forma net loss attributable to common stockholders	(3,095)	(6,119)	(7,131)	(13,038)

Weighted average shares used in basic and diluted net loss per share computation	37,525,892	2,696,317	33,260,595	2,681,134
Increase in weighted average common shares outstanding assuming conversion at January 1, 2005 and 2004	—	25,628,075	3,137,240	25,628,075

Weighted average shares used in pro forma basic and diluted net loss per share computation	37,525,892	28,324,392	36,397,835	28,309,209
Condensed Consolidated Balance Sheet Data (unaudited):

	June 30,	December 31,
(in thousands)	2005	2004
Cash, cash equivalents and investments	63,921	28,585
Accounts receivable, net	14,194	10,808
Other current assets	3,766	4,928
Property & equipment, net	8,523	6,738
Intangible assets, net	6,545	6,646
Other assets	2,691	3,386

Total assets	$99,640	$61,091

Current liabilities	16,995	29,384
Deferred revenue & deferred rent	12,075	7,764
Contingent purchase price	8,155	8,155
Long-term debt	712	1,572
Convertible preferred stock	—	175,173
Stockholders’ equity (deficit)	61,703	(160,957)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$99,640	$61,091